EXHIBIT 99.1

ExOne and rp+m Collaborate to Deliver Bonded Tungsten as Newest Addition to ExOne's 3D Metal Printing Material Portfolio

Designed for Specific Application in Medical Imaging and Aerospace Markets

NORTH HUNTINGDON, Pa. and AVON LAKE, Ohio, Aug. 8, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers and rapid prototype + manufacturing ("rp+m"), jointly announced today a collaboration that has added bonded tungsten to ExOne's portfolio of 3D printing material.

ExOne and rp+m worked collaboratively to develop the application of bonded tungsten in the design of rp+m's products to be used in protecting people and their environments from the harmful effects of ionizing radiation. The 3D printed products provide solutions that reduce development time and costs traditionally associated with fabrication and tooling, as well as production lead time.  rp+m and its partner, Radiation Protection Technologies, target bundled solutions for lead(Pb) replacement for the medical imaging and aerospace markets.  rp+m has ordered an M-Flex™ machine to develop solutions in bonded tungsten, which replaces lead(Pb), with a Restriction of Use of Hazardous Substances ("RoHS") compliant solution.

Rick Lucas, ExOne's Chief Technology Officer, commented, "3D printed bonded tungsten is a great solution for radiation shielding because the M-Flex™ can create complex shapes for these applications that would be difficult to create with conventional methods of manufacturing. Our collaboration with rp+m demonstrates the power of ExOne's strategy in engaging customers in the early stages of the materials development process, yielding direct applications in new markets."

Matt Hlavin, Chief Executive Officer of rp+m noted, "We believe ExOne's M-Flex™ machine is unique because of its ability to use multiple types of material and the machine's fast print speeds. The ExOne team is clearly committed to forming strategic relationships with innovators, such as rp+m, to drive their 3D technology to new frontiers. rp+m will continue to work with ExOne to develop other materials and applications for the M-Flex™ machine."

ExOne's Material Applications Laboratory (ExMAL) continues to have other materials under various stages of development. ExOne has been focused on 3D printing for industrial customers since 2005.

For more information regarding the 3D printing process, visit ExOne's website at www.exone.com.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

About rp+m

rp+m, provides rapid prototyping, additive manufacturing, rapid manufacturing, and 3D printing and scanning in-house. rp+m's staff of expert engineers can help design, fabricate, and fine-tune prototypes. Additionally, rp+m is able to create end-use parts on demand, using its digital manufacturing equipment.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of ExOne to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, energy and other industrial products; the impact of disruption of our manufacturing facilities or PSCs; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; and the adequacy of our protection of our intellectual property, and other factors disclosed in ExOne's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.  Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, ExOne disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: For more ExOne information, contact:
         Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com

         Deborah K. Pawlowski
         Kei Advisors LLC
         (716) 843-3908
         dpawlowski@keiadvisors.com

         For more rp+m information, contact:
         Dana Foster
         Marketing Manager
         440-930-2015
         dfoster@rpplusm.com